Malizia Spidi & Fisch, PC
ATTORNEYS AT LAW
1227 25th Street, N.W.
Suite 200 West
Washington, D.C.  20037
(202) 434-4660
Facsimile: (202) 434-4661

June 29, 2011

Board of Directors
TF Financial Corporation
3 Penns Trail
Newtown, Pennsylvania 18940

RE:           Registration Statement on Form S-8
TF Financial Corporation 2011 Directors Stock Compensation Plan

Gentlemen:

We have acted as special counsel to TF Financial Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 36,000 shares of common stock, par value $0.10 per share (the “Common Stock”) of the Company which may be issued upon the award of shares of Common Stock under the 2011 Directors Stock Compensation Plan (the “Plan”), as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/ Malizia Spidi & Fisch, PC
Malizia Spidi & Fisch, PC